Filed Pursuant to Rule 433

Registration Statement 333-236351

February 17, 2022

Amgen Inc.

PRICING TERM SHEET

Dated February 17, 2022

$750,000,000 3.000% Senior Notes due 2029 (the “2029 Notes”)

$1,000,000,000 3.350% Senior Notes due 2032 (the “2032 Notes”)

$1,000,000,000 4.200% Senior Notes due 2052 (the “2052 Notes”)

$1,250,000,000 4.400% Senior Notes due 2062 (the “2062 Notes”)

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated February 17, 2022, and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Amgen Inc.

Ranking:	Senior Unsecured

Principal Amount:

2029 Notes: $750,000,000 aggregate principal amount

2032 Notes: $1,000,000,000 aggregate principal amount

2052 Notes: $1,000,000,000 aggregate principal amount

2062 Notes: $1,250,000,000 aggregate principal amount

Maturity Date:	2029 Notes: February 22, 2029 2032 Notes: February 22, 2032 2052 Notes: February 22, 2052 2062 Notes: February 22, 2062

Coupon:

2029 Notes: 3.000% per annum, accruing from and including February 22, 2022

2032 Notes: 3.350% per annum, accruing from and including February 22, 2022

2052 Notes: 4.200% per annum, accruing from and including February 22, 2022

2062 Notes: 4.400% per annum, accruing from and including February 22, 2022

Price to Public:	2029 Notes: 99.687% of principal amount 2032 Notes: 99.756% of principal amount 2052 Notes: 99.442% of principal amount 2062 Notes: 99.384% of principal amount

Benchmark Treasury:	2029 Notes: 1.750% due January 31, 2029 2032 Notes: 1.875% due February 15, 2032 2052 Notes: 1.875% due November 15, 2051 2062 Notes: 1.875% due November 15, 2051

Benchmark Treasury Price / Yield:	2029 Notes: 98-22+ / 1.950% 2032 Notes: 99-02 / 1.979% 2052 Notes: 90-07 / 2.333% 2062 Notes: 90-07 / 2.333%

Spread to Benchmark:	2029 Notes: +110 bps 2032 Notes: +140 bps 2052 Notes: +190 bps 2062 Notes: +210 bps

Yield to Maturity:	2029 Notes: 3.050% 2032 Notes: 3.379% 2052 Notes: 4.233% 2062 Notes: 4.433%

Interest Payment Dates:

2029 Notes: February 22 and August 22 of each year, commencing on August 22, 2022

2032 Notes: February 22 and August 22 of each year, commencing on August 22, 2022

2052 Notes: February 22 and August 22 of each year, commencing on August 22, 2022

2062 Notes: February 22 and August 22 of each year, commencing on August 22, 2022

Reinvestment Rate (for make whole call):

2029 Notes: 20 bps;

2032 Notes: 25 bps;

2052 Notes: 30 bps;

2062 Notes: 35 bps;

in each case plus the weekly yield for the most recent week set forth in the most recent Statistical Release for the constant maturity U.S. Treasury security (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid.

Par Call Dates:	2029 Notes: December 22, 2028 2032 Notes: November 22, 2031 2052 Notes: August 22, 2051 2062 Notes: August 22, 2061

Trade Date:	February 17, 2022

Settlement Date:	February 22, 2022 (T+2)

CUSIP / ISIN:	2029 Notes: 031162DD9 / US031162DD92 2032 Notes: 031162DE7 / US031162DE75 2052 Notes: 031162DF4 / US031162DF41 2062 Notes: 031162DG2 / US031162DG24

Denominations:	$2,000 x $1,000

Expected Ratings*:	Baa1 (stable) / A- (stable) / BBB+ (stable) (Moody’s / S&P / Fitch)

Joint Book-Running Managers:

BofA Securities, Inc.

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Co-Managers:

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Academy Securities, Inc.

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Amgen Inc. has filed a registration statement (including a prospectus dated as of February 10, 2020) and a prospectus supplement dated as of February 17, 2022 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Amgen Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or term sheet for complete details. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from (i) BofA Securities, Inc. toll-free at 1-800-294-1322, (ii) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, (iii) Citigroup Global Markets Inc. toll-free at 1-800-831-9146 and (iv) Goldman Sachs & Co. LLC toll-free at 1-866-471-2526.

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s and S&P. Each of the security ratings above should be evaluated independently of any other security rating.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded (other than any statement relating to the identity of the legal entity authorizing or sending this communication in a non-US jurisdiction). Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another e-mail system.